Exhibit 10.2
EXHIBIT B
REGISTRATION AND COMMISSION AGREEMENT
This Registration arid Commission Agreement (this “Agreement”), when signed by Grubb & Ellis Company (“Broker”) and received and accepted by Northborough Partners, LP (“Landlord”), will serve as a Registration and Commission Agreement between Landlord and Broker for Noble Energy, Inc. “Prospect”) in connection with Northborough Tower, Houston, Texas (the “Project”).
Broker is licensed as a real estate broker under the Texas Real Estate License Act.
Broker has provided Landlord a copy of Broker’s “Exclusive Letter” on Prospect’s letterhead signed by an authorized officer of Prospect stating that Broker has the exclusive right to solicit proposals and negotiate on behalf of Prospect. Therefore, Landlord recognizes Prospect as Broker’s Prospect and agrees to pay a commission to Broker subject to the following terms and conditions:

1.
Commission Payment. The commission payment terms will be specific and different for certain components of the space leased to Prospect pursuant to a proposed amendment to the existing lease between Landlord and Prospect as follows.

For the former HAS space- approximately 24,248 n.r.s.f. on floors 3 & 4.

(a)
If, and only if, as a result of negotiations by Broker on behalf of Prospect, Landlord and Prospect enter into a written lease amendment (the “Lease”), regarding the HAS space described above, on or after the effective date of this Agreement but prior to the expiration of the Term (hereinafter defined) of this Agreement, Landlord shall pay to Broker a leasing commission (the “Commission”) equal to four percent (4%) of the Aggregate Base Rentals from August 1, 2010- April 30, 2013 (hereinafter defined) (calculated as set forth in Section 2 of this Agreement) payable to Landlord for the original term of the Lease.

(b)	Any commission payable to Broker shall be paid to Broker in two (2) equal installments as follows:

(i)
Provided that Landlord has received all security deposits and/or all prepaid rent required by the Lease, the first (1st) installment, equal to fifty percent (50%) of the total amount of the Commission, shall be due and payable thirty (30) days after the execution and delivery of the Lease by both Landlord and Prospect; and

(ii)	The second (2nd) installment, equal to fifty percent (50%) of the total amount of the Commission, shall be due and payable on or before May 1, 2010.

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For the former Kelly Services Space (2.122 n.r.s.f. on floor 2- suite 200) & the former Republic Insurance Company space (approximately 8,497 n.s.f of floor 10 - suite 1025)

(a)
If, and only If, as a result of negotiations by Broker on behalf of Prospect, Landlord and Prospect enter into a written lease amendment (the “Lease”), regarding the Kelly Services space described above, on or after the effective date of this Agreement but prior to the expiration of the Term (hereinafter defined) of this Agreement, Landlord shall pay to Broker a leasing commission (the “Commission”) equal to four percent (4%) of the Aggregate Base Rentals through April 30, 2013 (hereinafter defined) (calculated as set forth in Section 2 of this Agreement) payable to Landlord for the original term of the Lease.

(b)	Any commission payable to Broker shall be paid to Broker in two (2) equal installments as follows:

(iii)
Provided that Landlord has received all security deposits and/or all prepaid rent required by the Lease, the first (1st) installment, equal to fifty percent (50%) of the total amount of the Commission, shall be due and payable thirty (30) days after the execution and delivery of the Lease by both Landlord and Prospect; and

(iv)
The second (2nd) installment, equal to fifty percent (50%) of the total amount of the Commission, shall be due and payable within thirty (30) days after the date Prospect takes possession of such portion of the Premises in the Project pursuant to the Lease or commences the payment of regularly scheduled rent under the Lease, whichever is later.

For the extension of the entire Noble Enemy Space from May 1, 2013 to April 30, 2018

(a)
If, and only if, as a result of negotiations by Broker on behalf of Prospect, Landlord and Prospect enter into a written lease amendment (the “Lease”), regarding the extension of the entire lease for the period described above, on or after the effective date of this Agreement but prior to the expiration of the Term (hereinafter defined) of this Agreement, Landlord shall pay to Broker a leasing commission (the “Commission”) equal to two and one-half percent (2.5%) of the Aggregate Base Rentals (hereinafter defined) (calculated as set forth in Section 2 of this Agreement) payable to Landlord for the original term of the Lease.

(b)	Any commission payable to Broker shall be paid to Broker in three (3) installments as follows:

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(v)
Provided that Landlord has received all security deposits and/or all prepaid rent required by the Lease, the first (1st) installment, equal to twenty percent (20%) of the total amount of the Commission, shall be due and payable thirty (30) days after the execution and delivery of the Lease by both Landlord and Prospect; and

(vi)	The second (2nd) Installment, equal to fifty percent (50%) of the total amount of the Commission, shall be due and payable on or before May 1, 2007.

(vii)	The third (3rd) installment, equal to thirty percent (30%) of the total amount of the Commission, shall be due and payable on or before May 1, 2008.
Notwithstanding any provision to the contrary contained in this Agreement, in the event that Landlord sells the Project to any third party not affiliated with Landlord then either (at the election of Landlord) (A) all commissions payable under this Agreement (to the extent not already paid) shall be due and payable at the closing of such sale by the purchaser of the Project or (B) Landlord shall cause the purchaser of the Project to assume in writing all obligations of Landlord to be performed thereafter under this Agreement (in which event Landlord will be released of liability under this Agreement). Landlord agrees (provided Prospect also agrees) that a copy of this Agreement shall be attached as an exhibit to the Lease and included by reference as a provision of the Lease.

2.	Calculation of Commission.

(a)	“Aggregate Base Rentals”, as used in this Agreement shall mean the total of all base rent payable during the initial term of the Lease less the following:

(viii)	Adjustments to base rent to pay for Increases in operating expenses over the base year amount as provided in the Lease;

(ix)	Rentals credited to Tenant by reason of a lease takeover or Landlord takeback or sublease;

(x)	Additional rentals for special tenant services provided to Tenant over end above standard for the building;

(xi)
Amounts paid to or otherwise granted to Prospect by Landlord in the form of a leasehold Improvement allowance over and above Twenty and No/100 Dollars ($20.00) per square foot of rentable area contained in the premises leased;

(xii)	Amortization of leasehold improvements paid for by Landlord and reimbursed by Prospect in the form of additional rental;

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(xiii)	Cancellation or penalty payments for early termination rights and loss of rent resulting from such early termination;

(xiv)	Late payment charges;

(xv)	Rentals payable upon continuation of a tenancy on a month-to- month, or statutory, or holdover basis;

(xvi)
Any amounts credited to Prospect under the terms of any agreement providing for a period of rent-free or partially rent-free occupancy of the Project, including, without limitation, amounts of unused tenant improvement allowance that are applied towards payment of rent;

(xvii)	Parking charges;

(xviii)
Any amounts paid or incurred by Landlord (A) to cancel any existing lease between Landlord and any tenant in connection with entering into the Lease (including, without limitation, any loss of lease value with respect to the canceled lease compared to the lease value of the Lease with Prospect), or (B) to relocate any tenant In connection therewith;

(xix)	Market value of equity Interest given to Tenant;

(xx)	Any amount credited to or paid to Prospect to reimburse Prospect for moving or relocation expenses; and

(xxi)	Cash payments in lieu of any of the foregoing and any other payment or credit given by Landlord to Prospect under or in connection with the Lease.

(xxii)	All Rentals from the commencement of the lease up to July 31,2010 for the former HAS space- approximately 24,246 n.r.s.f. on floors 3 & 4 will be excluded from “Aggregate Base Rental”.

(b)
If, for any reason whatsoever, (including, without limitation, acts, omissions, neglect, or willful default of Landlord, its agents, employees, or representatives) a Lease Incorporating the expansions and extension described above is not entered into between Landlord and Prospect by the end of the Term of this Agreement, then no Commission whatsoever shall be deemed to be due or earned by Broker, or shall be paid to Broker by Landlord, and Landlord shall, in such event, be relieved from any responsibility or liability for the payment of any and all Commissions, claims, or charges of any kind or character. It is expressly agreed by Landlord and Broker that Landlord shall have the unqualified right, In its sole and absolute discretion, to refuse to enter into a Lease with Prospect for any reason

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whatsoever, without incurring any obligation to Broker for the payment of commissions or otherwise.

(c)
In the event a Lease negotiated by Broker provides for an option or options to cancel a portion or all the space teased, the leasing commission shall initially be computed on the aggregate Effective Annual Rent for the firm portion of the primary term thereof subject to a recomputation in the event the option or options are not exercised. If the lessee agrees to pay a cancellation fee to repay Landlord for unamortized teasing commissions, then Landlord shall pay Broker all commissions as if the Lease provided lessee no such option to cancel. The cancellation fee shall at a minimum be equal to the unamortized leasing commissions. If no such cancellation fee Is provided for and in the event the option or options to cancel are not exercised and are no longer enforceable, then the balance of the term that is no longer subject to such option to cancel shall be considered to be the final year or years of the primary term. The Broker shall be paid a commission with respect to such term that is no longer subject to an option to cancel computed at the rates, if any, applicable to such final year or years of such primary term. Any contingent future commission obligations of Landlord to Broker under this Section (c) shall survive: (i) the termination or expiration of this Agreement; and (ii) the sale of the Property, unless such obligations are expressly assumed by the purchaser.

(d)
The Commission shall only be payable with respect to the (extended) initial term of the Lease and the expansions of the leased premises as described above. Broker shall not be entitled to any Commission with respect to any other extension, expansion, renewal, amendment, or other agreement that Prospect enters into with Landlord after the Term of this Agreement, whether such additional agreement is entered into pursuant to options or rights granted under the Lease or otherwise, unless and to the extent otherwise hereafter agreed in writing by Landlord.

3.
Term. This Agreement shall terminate on the date that is six (6) months from the date hereof (the “Term”), unless terminated earlier by either patty upon thirty (30) days written notice to the other party.

4.
Other Brokers. Broker represents that, to the best of its knowledge, no other agent or broker has participated in the lease negotiations as tenant’s broker or will be entitled to any leasing commission In the event a Lease is entered into between Landlord and Prospect other than Transwestem Commercial Services acting as landlord’s agent. In the event of a claim for brokerage commissions by any other agent or broker with respect to a lease between Landlord and Prospect, Broker will defend, Indemnify, save and hold Landlord harmless from and against damages and costs (including reasonable attorneys’ fees) suffered by Landlord, but only to the extent of the total commission received or receivable by Broker on such Lease.

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5.
Authority. Broker has no authority to execute any contract, lease or other instrument on Landlord’s behalf or to incur any expenses chargeable to Landlord. In addition, Broker is not authorized to make representations on behalf of Landlord, unless Landlord specifically authorizes Broker in writing to do so.

6.
Entire Agreement. This Agreement is the entire Agreement and understanding of the parties hereto, superseding and canceling all other agreements between the parties whether written or oral, relative to the subject matter hereof. This Agreement may only be modified by a written instrument executed by the parties hereto Renewals or extensions of this Agreement shall be made et the sole discretion of Landlord, and shall be of no force or effect unless made in writing and signed by Landlord or its authorized representative.

7.	Recordation. Neither party shall record this Agreement or any memorandum of or affidavit with respect to this Agreement without the written consent of the other party.

8.
Waiver of Lien. In consideration of this Agreement, including without limitation Landlord’s agreement set forth above to attach a copy of this Agreement to the Lease, Broker hereby waives any and all rights to file a lien against the Project or any portion thereof in connection with this Agreement, including without limitation any lien pursuant to Texas Property Code Chapter 62.

9.
OFAC Representations, Warranties, and Indemnification. Broker represents and warrants that (i) it Is not, and none of its partners, members, managers, employees, officers, directors, representatives or agents is, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or under any other law, rule, order, or regulation that is enforced or administered by OFAC (such persons and entities each being a “Prohibited Person”); (ii) it is not acting directly or indirectly, for or on behalf of any Prohibited Person; (iii) it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any Prohibited Person; and (iv) it will not contract with or otherwise engage in any dealings or transactions or be otherwise associated with any Prohibited Person. Broker hereby agrees to defend, indemnify, and hold harmless Owner from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations and warranties.

Signatures appear on next page

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective the ________ day of November, 2006.

LANDLORD:
Northborough Partners, LP
a Delaware limited partnership
By: Northborough Partners GP, LLC, a Delaware limited liability company, its general partner
By: CDI Northborough, LP, a Delaware limited partnership, its managing member
By: CDI Northborough Partners, LLC, a Delaware limited liability company, its general partner
By: ATK, II, LLC, a Delaware limited liability company, its managing member
By:
Name: Alan T. Kessler
Title: Sole Member
BROKER: Grubb & Ellis Company By: Name: Title:

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